MOR BENNINGTON LLLP
                                 LEASE AGREEMENT
                            55 West Watkins Mill Road



     THIS LEASE AGREEMENT (this "Lease") is made as of the 8th day of October, 1999, between MOR BENNINGTON LLLP, a Maryland limited liability limited partnership ("Landlord"), and MEDIMMUNE, INC., a Delaware corporation ("Tenant").

I. LEASED PREMISES

     A. Location of Leased Premises. Landlord leases to Tenant and Tenant leases from Landlord the "Leased Premises" comprised of the entire second floor of the two-story building (the "Building") located at 55 West Watkins Mill Road, Gaithersburg, Maryland 20879 in the Bennington Corporate Center (the "Center") in Gaithersburg, Montgomery County, Maryland and containing, for all purposes of this Lease, approximately nineteen thousand five hundred fifty-nine (19,559) square feet. Tenant shall have the right, at its sole cost and expense, to verify said square footage so long as such verification is performed in accordance with the 1989 Washington D.C. Association of Realtors Method of Measurement. The Leased Premises are described more specifically in the attached Exhibit A. "Property", when used in this Lease, means the Building, Parcel J upon which the Building is situated; and all fixtures, equipment and other improvements in or upon such land and/or building, including sidewalks, areaways, parking areas, loading areas, gardens and lawns. See Rider No. 1 Right of First Offer.

     B.       Construction of the Leased Premises.

     1. Landlord, at its sole cost and expense, has constructed the base shell of the Building, including common areas and tenant interiors, in accordance with the Base Building Specifications attached hereto as Exhibit B. Landlord, additionally, has paid all amounts payable to WSSC for base building hook-up, tap fees for common areas, and all hook-up costs and tap fees for the currently installed water meter and service. Landlord has installed electronic card security access on all exterior doors to the Base Building.

     2. Landlord will finish the Leased Premises for Tenant (the "Tenant Improvements") in accordance with plans and specifications (the "Plans and Specifications") to be developed as set forth below. At such time as the Plans and Specifications are agreed upon by the parties, they will be attached hereto as Exhibit C and made a part of this Lease. The Plans and Specifications will be developed as follows: Tenant's architect will prepare a schematic drawing of the proposed Tenant Improvements which is acceptable to Tenant (the "Schematic Drawing") and will deliver same to Landlord and Landlord's architect on or before September 17, 1999. The Schematic Drawing is subject to the approval of Landlord and Landlord's architect and shall be revised by Tenant's architect, as necessary, to meet such approval. Landlord's approval of the Schematic Drawing shall not be unreasonably withheld or conditioned and shall be granted or withheld within fifteen (15) days following Landlord's receipt thereof. The failure of Landlord to respond within said 15-day period shall be deemed to constitute Landlord's approval thereof. At such time as the Schematic Drawing is approved by Landlord, Tenant and Landlord's architect, Tenant's architect and engineers shall prepare, from the Schematic Drawing, the construction documents for the Leased Premises. Such construction documents are referred to herein as the "Plans and Specifications".

     3. Landlord will retain Manekin, LLC ("Manekin") to act as general contractor in connection with the construction of the Tenant Improvements for which Manekin will be paid a fee of five (5%) percent of all hard costs related to such construction, plus an additional fee for general conditions of five percent (5%) of all hard costs related to such construction. Prior to awarding a contract for any of the major trades, Manekin shall obtain competitive bids from at least three (3) subcontractors acceptable to Landlord, one or more of which may be designated by Tenant. All bids shall be mutually reviewed and approved by Landlord and Tenant, with each contract to be awarded to the lowest responsible bid. All costs associated with the construction of the Tenant Improvements shall be shared with Tenant on an open-book basis.

     4. Landlord will contribute up to Two Hundred Sixty-Four Thousand Forty-Six Dollars and Fifty Cents ($264,046.50) ("Landlord's Contribution") toward the cost of finishing the Leased Premises in accordance with the Plans and Specifications, which amount may also be applied toward all architectural and engineering fees incurred by Landlord and/or Tenant, permitting fees, exterior signage, telephone and data installation. Tenant agrees to pay to Landlord, as Additional Rent (as defined below), any charges in excess of Landlord's Contribution for this construction, which amount shall be paid by Tenant within thirty (30) days of Tenant's receipt from Landlord of an invoice therefore.

     C. Performance. Landlord shall perform or cause to be performed the Tenant Improvements in strict accordance with the Plans and Specifications. Additionally, Landlord shall construct the Building and common areas of the Property in strict compliance with the provisions of all laws, rules, regulations, orders, codes and other requirements of all governmental and quasi-governmental authorities having jurisdiction with respect to the Building, including the Americans With Disabilities Act and all fire and life safety ordinances (collectively, the "Legal Requirements"); provided, however, that Tenant and Tenant's architect shall bear full responsibility for the Plans and Specifications and the Leased Premises, except for any preexisting violations as improved by the Plans and Specifications as being in compliance with all applicable Legal Requirements.

     D. Landlord's Warranty. Landlord hereby agrees to and will assign to Tenant at the termination of Landlord's Warranty Period (as defined below), to the extent they are assignable, any and all written warranties and guarantees from Landlord's contractors, subcontractors and suppliers of any materials and labor to the Leased Premises for that portion, if any, of the Lease Term that such warranties and guarantees are in effect. With regard to any new construction performed by Landlord for the benefit of Tenant pursuant to Paragraph I.B. of this Lease, Landlord hereby warrants ("Landlord's Warranty") to Tenant that Landlord will be responsible for a period ("Landlord's Warranty Period") of one
(1) year from the date on which the Leased Premises are ready for Tenant's occupancy to repair or to have repaired all defects in such construction, to the extent such defects are not directly caused by the negligence of Tenant or any of its agents, servants, employees or contractors (in which event such defects will be repaired at Tenant's sole cost). To the extent that Landlord is obligated to make repairs pursuant to Landlord's Warranty, Tenant will be relieved during Landlord's Warranty Period of the obligations imposed upon it pursuant to this Lease to make or pay for such repairs to the Leased Premises. Tenant agrees to and will give Landlord prompt notice of the need for any such repairs.

II.  LEASE TERM

     A. Lease Term. The Lease Term will be for approximately seven (7) years, and will begin on the "Commencement Date" as hereinafter defined, and will terminate at 11:59 p.m. on November 30, 2006, unless the Lease Term is renewed or terminated earlier in accordance with this Lease. Unless specifically stated otherwise in this Lease, the term "Lease Term" means the original term and any and all renewal terms, whenever a renewal option has been exercised. See Rider No. 2 -- Renewal Option.

     For purposes of this Lease, the Commencement Date shall be the later of the following dates: (i) the date that Landlord has substantially completed the Tenant Improvements, subject only to minor punch list items, and Landlord has tendered possession to Tenant; and (ii) the date when Landlord has provided to Tenant a temporary certificate of occupancy or such other governmental approval as is required in order for Tenant to occupy the Leased Premises. If Landlord and Tenant disagree as to when Landlord's construction has been substantially completed, the decision of Landlord's architect will be final and binding on both Landlord and Tenant. So long as Tenant's architect delivers to Landlord, by September 17, 1999, the Schematic Drawing which is acceptable to Landlord and Landlord's architect, then Landlord will use its best reasonable efforts to cause the Commencement Date to occur by November 15, 1999 (the "Estimated Commencement Date").

     B. Possession. If for any reason, including construction delays, Landlord, with the use of its best reasonable efforts, cannot deliver possession of the Leased Premises on the Estimated Commencement Date, then this Lease will remain fully effective and Tenant may not cancel or rescind it so long as possession is delivered within ninety (90) days after the Estimated Commencement Date. If Landlord does not deliver possession of the Leased Premises within ninety (90) days after the Estimated Commencement Date, Tenant has the option of canceling this Lease by giving written notice of cancellation to Landlord within five (5) days after the expiration of such ninety (90) day period; in which event the Lease will be canceled as of such written notice, and neither Landlord nor Tenant will have any further liability to the other. In no event will Landlord be liable to Tenant for damages, if any, sustained by Tenant as a result of Landlord's delay in delivering possession of the Leased Premises. Landlord will use its reasonable efforts to give Tenant notice (which may be verbal) in advance of the date on which Landlord expects to deliver possession of the Leased Premises to Tenant.

     The Commencement Date will be confirmed in a supplementary written agreement, in substantially the form attached as Exhibit E, or in such other form as Landlord shall prescribe.

     Tenant shall have the right to enter the Leased Premises ten (10) business days prior to the Commencement Date in order to install furniture, telephones, data lines and similar equipment, provided that such work is done under the general supervision of Landlord and does not interfere with Landlord's work. Such entry shall be at Tenant's sole risk and expense. Commencing on the first day of such early access, Tenant agrees that all of the terms and provisions of this Lease shall be in full force and effect except that Tenant shall have no obligation to pay rent during such early access period. Tenant agrees to indemnify and hold harmless Landlord for any damage or personal injury which may occur as a result of Tenant's entry into the Leased Premises prior to the Commencement Date. Tenant shall deliver to Landlord evidence of the insurance required to be maintained by Tenant pursuant to Section IV.E. of this Lease prior to Tenant's entry into the Leased Premises.

     C. Lease Year. The term "Lease Year" means each consecutive period of twelve (12) successive calendar months during the Lease Term. If the Commencement Date does not occur on the first day of a month, the first Lease Year will include the twelve calendar months and the period from the Commencement Date until the first day of the following month.

     D. Acceptance of Leased Premises. Upon delivery by Landlord to Tenant of the Leased Premises, Tenant will be deemed to have accepted the Leased Premises. However, Landlord will remain responsible for the completion of those "punchlist" items, if any, to which Landlord and Tenant have agreed in writing within fifteen (15) days after Landlord delivers possession of the Leased Premises.

III. RENT AND FINANCIAL MATTERS

     A. First Month's Rent. Tenant shall deposit with Landlord at the time of execution of this Lease the first month's rent (the "First Month's Rent") of Twenty-Three Thousand Two Hundred Twenty-Six Dollars and Thirty-One Cents
($23,226.31) which shall be applied by Landlord, on the Commencement Date, toward the first month's Basic Annual Rent payable by Tenant hereunder. Landlord's receipt of the First Month's Rent shall be confirmed by Landlord in the Lease Commencement Agreement, and shall not be deemed to have been paid by Tenant unless and until Landlord's receipt thereof is so confirmed. Landlord is not required to put the First Month's Rent into escrow or pay or accrue any interest on it.

     B. Rental Payments. Tenant agrees to pay Landlord Basic Annual Rent as set forth below:


                     Basic               Monthly           Per
 Lease Year        Annual Rent          Installments       Square Foot

      1          $   278,715.75       $   23,226.31      $   14.25
      2          $   287,126.12       $   23,927.18      $   14.68
      3          $   295,732.08       $   24,644.34      $   15.12
      4          $   304,533.63       $   25,377.80      $   15.57
      5          $   313,726.36       $   26,143.86      $   16.04
      6          $   323,114.68       $   26,926.22      $   16.52
      7          $   332,894.18       $   27,741.18      $   17.02



     Basic Annual Rent shall be paid in equal monthly installments as set forth above. Each installment of the Basic Annual Rent is due in advance on the twenty-fifth (25th) day of each and every month preceding the month for which payment is applicable (e.g., April's rent is due on or before March 25). All payments of Basic Annual Rent, Additional Rent or other sums due Landlord under this Lease will be made by Tenant without any deductions or set-offs and without demand, at the address designated in this Lease for such payments, or at any other address that Landlord designates in writing to Tenant. Unless specifically stated otherwise in this Lease, the term "Rent" means Basic Annual Rent and Additional Rent. Because Landlord will incur additional expenses if Tenant does not pay the Rent on the date due, Tenant will pay a late charge equal to five percent (5%) of the arrearage. In addition, the arrearage shall bear interest calculated at the rate of eighteen percent (18%) per annum for each day such a payment is late. The late charge will be payable at the same time as the late payment, without demand. Time is of the essence respecting all payments to be made by Tenant to Landlord under this Lease.

     If the Lease Term begins on a day other than the first day of a month, then on the Commencement Date, Tenant will pay a pro-rated monthly installment of Basic Annual Rent and of the various amounts set forth in Paragraph III.C.2. for the fractional part of the first month.

     The term "Additional Rent" includes all payments or installments due under this Lease other than Basic Annual Rent (including attorneys' fees incurred by Landlord in connection with Tenant's default). Unless a different period for payment is provided for elsewhere in this Lease, any Additional Rent due will be paid by Tenant within thirty (30) days after Landlord has notified Tenant of the amount due. Tenant's obligation for Additional Rent and any unpaid Basic Annual Rent will remain in effect after the termination or expiration of this Lease.

     C.       Rent Adjustments.

     1. Definitions. For purposes of this Lease, the following meanings or definitions will apply:

     (a) The "Rentable Area of the Leased Premises" is conclusively deemed to be nineteen thousand five hundred fifty-nine (19,559) square feet, as certified by Landlord's architect in accordance with the 1989 Washington D.C. Association of Realtor's Method of Measurement. The "Rentable Area of the Building" is conclusively deemed to be thirty-eight thousand four hundred sixty-three (38,463) square feet. Therefore, "Tenant's Portion" of those expenses payable in accordance with Paragraph III.C.2. is fifty and eighty-five hundredths percent (50.85%) (19,559/38,463), computed on the basis of the ratio of the Rentable Area of the Leased Premises to the Rentable Area of the Building.

     (b) The term "Common Area Expenses" means all expenses paid or incurred by Landlord in connection with managing, maintaining, monitoring, operating, leasing, and repairing the Building and the common areas of the Property in a manner deemed reasonable and appropriate by Landlord and includes, without limitation, all costs and expenses of the following: (i) operating, repairing, lighting, and cleaning the internal and external common areas of the Property, as well as all costs incurred in policing and regulating traffic, and depreciation of movable machinery and equipment in accordance with generally accepted accounting principles; (ii) keeping the driveways, parking areas, sidewalks and steps free and clear of ice, snow and debris; (iii) maintaining all grass and landscaping on the Property; (iv) electricity, steam and/or any other fuel used in lighting, heating, ventilating and air conditioning the common areas of the Property; (v) maintenance, monitoring, operation and repair of elevators, stairways, lobbies, hallways, walkways, breezeways and all other internal and external common areas of the Building, including (without limitation) repair of normal wear and tear of the roof and caulking, cleaning, repainting, retiling, recarpeting and redecorating all common areas, and repairing the driveways and parking areas; (vi) the cost of Insurance on the Property; (vii) sales or use taxes on supplies or services; (viii) management fees (which shall not exceed three and one-half percent (3 1/2%) of the Basic Annual Rent payable hereunder), wages, salaries and compensation of all persons engaged in the maintenance, monitoring, operation or repair of the Building (including Landlord's share of all payroll taxes); (ix) legal, accounting, engineering and other professional fees and expenses; (x) the cost of all capital improvements made by Landlord to the Building that result in more efficient operation of the Building or that are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed, the cost of which improvements will be amortized over the useful life of such improvements as determined in accordance with generally accepted accounting principles, together with the interest on the unamortized balance at a fluctuating annual rate that is at all times equal to 1-1/2% over the prime interest rate as determined from time to time by Citibank, N.A.; (xi) charges or assessments imposed on or allocated to the Building and/or Property by the Bennington Corporate Center Association, Inc.; and (xii) all other items which would be considered as procured or incurred in managing, maintaining, monitoring, operating, leasing, or repairing the Building or the common areas of the Property under sound management and accounting principles. Notwithstanding the foregoing, Landlord will be allowed reasonably to allocate the costs of trash removal based on actual use of such service. "Common Area Expenses" does not include the cost of work Landlord performs for, and/or at the expense of, any particular tenant (including Tenant), which costs will be billed directly to Tenant or such other tenant, as the case may be, and does not include the cost of any capital improvements to the structural components of the Building (i.e., exterior walls, foundation, roof and parking surfaces).

     Landlord further agrees that Common Area Expenses shall not include:

     1. All capital costs or depreciation thereon relating to the original construction of the Building or the common areas;

     2. All interest, costs, charges or payments made pursuant to a deed of trust or deed of trust note or other obligations secured by the Building, or any other note used to finance or refinance the Leased Premises or the Building or any part thereof;

     3. Any of the Landlord's income, inheritance, estate or transfer taxes;

     4. Any costs, charges or expenses relating to financing or refinancing the Leased Premises, the Building, or any part thereof;

     5. Any cost relating to a tenant in particular as contrasted to tenants in general including without limitation build-out allowances, rent concessions, or brokerage commissions; or attorneys' or other professional fees relating to the negotiation of relationships with a tenant or a prospective tenant or enforcement of rights pursuant to a lease or other obligation or defense or settlement of any actions brought by a tenant or any other party with respect to any lease or other contractual obligation between Landlord and any other party;

     6. Leasing costs (including marketing, leasing commissions and legal fees);

     7. Any rent under any ground or underlying lease;

     8. Wages, bonuses and other compensation of employees over the rank of property manager except to the extent those employees are directly involved in the day-to-day management and operation of the Building ("Includable Wages");

     9. Any cost that is reimbursed to Landlord by insurance carriers, or is separately charged to and payable by tenants;

     10. Costs of correcting initial construction defects for work performed by Landlord;

     11. Costs incurred by Landlord on other than an arms-length basis, to the extent such costs exceed market rates for comparable items or services;

     12. General overhead of Landlord, except for Includable Wages;

     13. Promotional and advertising costs with respect to the Building;

     14. Management fees in excess of those allowed in (viii) above;

     15. Amounts paid by Landlord due to violations by Landlord of the requirements of laws or governmental rules or regulations, except as incurred by Landlord in successfully challenging same;

     16. Costs incurred to remove or otherwise remedy Hazardous Substances or asbestos-containing materials from the Property unless the hazardous Substances or asbestos-containing materials were in or on the Property due to Tenant's acts or its failure to comply with the terms of this Lease; and

     17.  Landlord's   assessment  of  increased  insurance  premiums  or  taxes
attributable to a tenant, other than Tenant

     (c) The term "Taxes" means any present or future federal, state, municipal, local and/or any other taxes, assessments, levies, benefit charges and/or other governmental and/or private impositions (including any business park charges), imposed, levied, assessed and/or attributable directly or indirectly to the Property and/or the Building or upon the Rent due and payable under this Lease, whether now customary or within the contemplation of Landlord and Tenant and whether extraordinary or ordinary, general or special, foreseen or unforeseen, or similar or dissimilar to any of the foregoing. The term "Taxes" does not include any inheritance, estate, succession, income, profits or franchise tax, gift taxes, transfer taxes, capital levies or similar taxes on Landlord's business. If, however, at any time during the Lease Term the method of taxation prevailing on the Commencement Date is altered or eliminated so that one or more of the items listed in the first sentence of this subparagraph C.1(c) is replaced by a levy, assessment or imposition, wholly or partly as a capital levy, or otherwise, on the rents or income received from the Property and/or the Building (provided the tax on such income is not a tax levied on taxable income generally) wholly or partly in place of an imposition on, a substitute for, or an increase of, taxes in the nature of real estate taxes issued against the Property and/or the Building, the charge to Landlord resulting from such altered or replacement method of taxation will be deemed to be within the definition of "Taxes". All reasonable expenses incurred by Landlord (including attorneys' fees and court costs) in contesting any increase in Taxes or any increase in the assessment of the Property and/or the Building will be included as an item of Taxes for the purpose of computing Additional Rent due under this Lease. Landlord shall give Tenant prompt notice of any proposed increase in Taxes and Tenant shall be entitled, at its own expense, and through its own counsel, to participate with Landlord or independently to contest or oppose any such increase. Landlord shall cooperate with Tenant as may be reasonably required in any such contest. Landlord shall, at the request and sole cost and expense of Tenant, cooperate in Tenant's application for real property tax abatements or deferrals, including but not limited to those arising out of the so-called "Miller Legislation". Any resulting tax decreases or credits applicable to the Lease Term shall be passed solely to Tenant as a decrease or credit to Tenant's obligations hereunder.

     (d) The term "Insurance" means the cost of all insurance of whatsoever nature, as are reasonable and customary for a first-class office building in the Baltimore-Washington metropolitan area, to be kept or caused to be kept in force by Landlord to protect itself and/or its mortgagee(s). "Insurance" includes, but is not limited to, coverage for physical damage to owned or leased property, loss of rents insurance, primary and umbrella or excess liability insurance, boiler and machinery insurance and workers compensation insurance.

     (e) The term "HVAC Expense" shall mean the total of all third party costs and expenses incurred by Landlord in maintaining a service contract on the heating, ventilation and air conditioning system servicing the Leased Premises (the "HVAC System")

     2. Rent Adjustment--Common Area Expenses and Taxes. Tenant agrees to pay to Landlord, in each year of the Lease Term, Tenant's Portion of Common Area Expenses and Taxes, and Tenant's HVAC Expense (collectively, the "Expenses"). Until the actual amounts of such Expenses are determined by Landlord, Tenant agrees to pay to Landlord, as Additional Rent, with and at the same time as the monthly payments of Basic Annual Rent (provided, however, that such payments shall commence on the Commencement Date whether or not the Basic Annual Rent commences then), the following amounts:

     (a) Three Thousand Thirty-One Dollars and Sixty-Five Cents ($3,031.65) per month as one-twelfth of Tenant's estimated Portion of the Common Area Expenses (calculated on the basis of $1.86 p.s.f.);

     (b) Two Thousand Five Hundred Forty-Two Dollars and Sixty-Seven Cents ($2,542.67) per month as one-twelfth of Tenant's estimated Portion of Taxes (calculated on the basis of $1.56 p.s.f.); and

     (c) Two Hundred Ninety-Three Dollars and Thirty-Nine Cents ($293.39) per month as one-twelfth of Tenant's estimated HVAC Expense (calculated on the basis of $0.18 p.s.f.).

     At any time, but no more frequently than one time, during a Lease Year, Landlord may revise its estimate of Tenant's Portion of any such Expenses and adjust Tenant's monthly installments to reflect the revised estimates. Landlord will give Tenant no less than ten (10) business days' prior written notice of the revised estimates and the amount by which Tenant's monthly installments will be adjusted, and Tenant will pay the adjusted installments with each payment of the Rent, beginning with the first payment of the Basic Annual Rent to come due after Tenant's receipt of such notice. Notwithstanding anything herein to the contrary, Tenant's Portion of Common Area Expenses and Taxes shall not exceed $3.60 p.s.f. for the first year of the Lease Term.

     Landlord will deliver to Tenant within one hundred twenty (120) days (or such longer time as is reasonable under the circumstances) after the end of each accounting period for any such Expenses, a statement for such accounting period (the "Statement"), showing Tenant's Portion of such costs. Tenant will pay Landlord, within thirty (30) days of the receipt of the Statement, such amounts as may be necessary to adjust Tenant's payments of its estimated Portion of the Expenses for such preceding period so that such payments will equal the actual amount of Tenant's Portion of such Expenses for such period. If the actual amount of Tenant's Portion of such costs for such preceding period is less than the amounts paid by Tenant as installments of its Portion of such costs, then Landlord will credit Tenant's account by the amount of the excess or, if at the end of the Lease Term, refund to Tenant the amount of the excess. Unless Tenant gives Landlord written notice of its exception to any Statement within sixty
(60) days after delivery thereof, the same shall be conclusive and binding on Tenant; provided, however, that in the event that Tenant shall give Landlord written notice of its exception to such Statement within such sixty (60) day period, Tenant shall nevertheless be obligated to pay the Additional Rent.

     Notwithstanding the foregoing, to the extent any item included within the Common Area Expenses is subject to Landlord's reasonable control (it being understood and agreed that the cost of Taxes, site lighting, snow and ice removal, insurance, electricity, gas, water and sewer are examples of items not within Landlord's reasonable control), Tenant shall not be obligated to pay increases of more than five percent (5%) on a compounded basis of the previous year's amount of such controllable item. Additionally, Landlord shall not include in any Statement or revision of Expenses amounts included in Tenant's Portion and paid by Tenant with respect to any previous period.

     Upon at least ten (10) days prior notice, Landlord shall make available for Tenant's inspection at Landlord's Office, during normal business hours and without unreasonable interference with Landlord's or its property manager's business operations, Landlord's records relating to the Expenses for such preceding applicable period reflected on the Statement (the "Audit"); provided, however, that unless Tenant shall have given Landlord written notice of its exception to any such Statement for Additional Rent within ninety (90) days after delivery thereof, the same shall be conclusive and binding on Tenant; provided further that in the event that Tenant shall give Landlord written notice of its exception to such Statement within such ninety (90) day period, Tenant shall nevertheless be obligated to pay the Additional Rent. Any overpayment by Tenant of Additional Rent for such period reflected by such inspection shall be promptly corrected. If, as a result of such inspection, it shall be determined that Landlord overcharged Tenant more than five percent (5%) of Tenant's share of any such items, Landlord shall reimburse Tenant all reasonable costs incurred by Tenant with respect to its inspection. All information examined shall be kept by Tenant in the strictest confidence.

     3. Summary of Payments. The following is a list of the various payments and installments of Basic Annual Rent and Additional Rent under the Lease pursuant to this Section III as of the Commencement Date. Some of these amounts will change during the Lease Term.

                                         Monthly             Annual
                                      Installments        s.f. Amount
Basic Annual Rent:
   (1st Lease Year)                    $23,226.31            $14.25

Common Area Expenses
   (estimate)                          $ 3,031.65            $ 1.86

Taxes (estimate)                       $ 2,542.67            $ 1.56

HVAC Expense (estimate)                $   293.39            $  .18

TOTAL                                  $29,094.02            $17.85


     4. Utilities. (a) Although certain utilities on the Property are commonly metered and the costs of those utilities are included within the Common Area Expenses described above, if Tenant's use of any such utilities is other than for normal office use and/or disproportionate to other office tenants of the Building, then Landlord and Tenant each have the right, at Tenant's sole cost and expense, to have a separate meter installed upon the Leased Premises. If a separate meter is installed upon the Leased Premises, Tenant will pay to the utility company (or, at Landlord's request, to Landlord) all charges for the Leased Premises on the basis of such meter readings.

     (b) To the extent utilities are not commonly metered, Tenant agrees to pay promptly to the appropriate supplier all charges for water, gas, steam, electricity or other power source, telephone and all other utility and communication services used and/or supplied in connection with Tenant's use of the Leased Premises.

     (c) Notwithstanding the foregoing, if any utility service is suspended or interrupted for more than two (2) consecutive days due to Landlord's negligence or misconduct, and the Leased Premises or any material portion thereof is rendered untenantable as a result thereof (as determined by Tenant in Tenant's reasonable discretion) and Tenant in fact ceases operation to such extent within the Leased Premises or such material portion thereof, then commencing on the third (3rd) consecutive day and continuing until the earlier to occur of the restoration of the suspended or interrupted utility or service, or the date Tenant recommences the use of the Leased Premises (or the affected portion thereof), Tenant's Rent shall be abated in proportion to the square footage of the untenantable portion of the Leased Premises as Tenant's sole remedy for such interruption of service.

      IV.         CONDITIONS OF TENANT'S OCCUPANCY AND POSSESSION

     A. Use Restrictions and Rules. Tenant agrees to use the Leased Premises only as an office and for no other purpose. In addition, Tenant agrees to be bound by all laws, requirements, rules, orders, ordinances, zoning and restrictive covenants applicable to the Property, whether in force on or after the Commencement Date, and by the Rules and Regulations as announced by Landlord from time to time, including those set forth in Exhibit F (collectively, the "Restrictions"). Landlord shall use reasonable efforts to enforce the Rules and Regulations with respect to all tenants in the Building. Notwithstanding the foregoing, Landlord and not Tenant shall make all structural changes and correct all structural defects in the Building necessary to comply with requirements of law, and make all repairs, changes or alterations necessary because the Building (including the common areas of the Building) was not constructed in compliance with any of said laws, requirements, rules, orders, ordinances or regulations including compliance with the Americans with Disabilities Act requirements which affect the Building generally (i.e., to the extent such requirements are not attributable solely to Tenant's particular use of the Leased Premises). Tenant shall be entitled, at its own expense, and in good faith, to contest in Tenant's name, by applicable and appropriate proceedings, the application of any such requirement of law to Tenant's particular use of the Leased Premises. Tenant shall indemnify and hold Landlord harmless from and against any losses, costs, damages or claims arising out of such a contest by Tenant.

     B. Improvements by Tenant. After completion of the work to be performed by Landlord in accordance with the Plans and Specifications, Tenant will not make any further improvements, alterations, installations or additions to the Leased Premises unless (1) it receives Landlord's prior written consent, which will not be unreasonably withheld; (2) the work is performed only by licensed contractors approved in advance by Landlord; (3) the work is carried out pursuant to properly documented drawings approved in advance by Landlord and pursuant to all necessary permits or governmental and/or other approvals, the responsibility and cost of obtaining which will be borne solely by Tenant; (4) Tenant pays all costs of such work; and (5) the quiet enjoyment of other tenants in the Building is not disturbed. If Tenant elects to use a contractor other than Landlord or its representative, then the work performed by such contractor will be under the general supervision of Landlord, and Tenant will pay Landlord a reasonable supervisory fee. Notwithstanding the foregoing, Landlord's consent shall not be required for any alterations, installations, additions and/or improvements to the Leased Premises, including, but not limited to, the installation of any fixtures, amenities, equipment, appliances or other apparatus, the cost of which is less than $50,000.00 and/or is of a non-structural nature and/or which does not involve the mechanical, electrical, plumbing and/or HVAC System (collectively, the "Work"); provided, however, Tenant complies with all other provisions herein with respect to such Work. All such Work shall be done under the general supervision of Landlord to assure standard quality improvements on the Property for which Landlord shall be paid a reasonable supervisory fee.

     With the exception of movable trade fixtures and furniture, all alterations, additions and improvements made by Tenant are hereby deemed the property of Landlord and will remain a part of the Leased Premises upon this Lease's termination. Notwithstanding the foregoing, prior to Tenant commencing any work in the Leased Premises, Tenant may request Landlord's determination of whether such work must be removed at the termination of the Lease Term, and such determination shall be binding on Landlord. Landlord, however, may request in writing that Tenant remove any or all of them no later than the termination date of this Lease. In response to Landlord's request, Tenant promptly will perform such removal and restore the Leased Premises to their original condition, all at Tenant's sole cost.

     C.       Maintenance.

     1. Tenant will, at its sole cost, keep the Leased Premises in good condition and repair and will permit no damage to the Leased Premises or the fixtures, improvements, equipment and appurtenances in and to the Leased Premises. Tenant's responsibility under this Paragraph IV.C.1. will include, but will not be limited to, maintenance and repair of all interior windows and doors, hardware, locks, light fixtures, pipes, plumbing, electrical and sewer connections. Tenant will not commit or suffer any waste of the Leased Premises.

     2. Landlord, at its sole cost and expense (and not as a Common Area Expense), will maintain and replace, as necessary, the exterior walls (including the exterior windows and doors), downspouts, roof and structural components of the Building, and all parking surfaces, as long as such maintenance or replacement is not required because of the acts or omissions of Tenant or its representatives, agents, employees, or visitors, in which event such maintenance or replacement will be done by Landlord at Tenant's sole cost.

     3. As a Common Area Expense, Landlord will maintain, repair and replace, as necessary, all Building systems, including mechanical, electrical, heating, ventilation, air conditioning and plumbing (collectively, the "Building Systems"); provided, however, that replacements to same shall not be a Common Area Expense during the initial approximately seven (7) year term but shall be a Common Area Expense during any renewal term. In connection therewith, Landlord will secure and maintain during the Lease Term a limited parts and labor service contract on the HVAC System, the cost of which will be paid by Tenant as the HVAC Expense as set forth above. Landlord will make all necessary repairs or replacements to the HVAC System which are not covered under the service contract, a copy of which was previously delivered to Tenant. All costs incurred in connection with the HVAC System which are not covered by the service contract shall be paid by Tenant. Notwithstanding the foregoing, during the first year of the Lease Term except during the first Lease Term, which shall be paid by Landlord. Common Area Expenses will not include any amounts incurred by Landlord in connection with the maintenance, repair or replacement of the Building Systems.

     4. At the expiration or termination of the Lease, Tenant will leave the Leased Premises clean and at least in the same good condition (reasonable wear and tear excepted) as when the Lease Term began. Tenant will remove all of its property and possessions from the Leased Premises except to the extent provided by Paragraph IV.B. above. Any items of Tenant's personalty remaining in the Leased Premises after the termination of the Lease shall be deemed abandoned by Tenant and become the sole property of Landlord. Notwithstanding the foregoing, any costs incurred by Landlord in storing and/or disposing of such abandoned property shall remain the sole obligation of Tenant, which obligation shall survive the termination of this Lease.

     D. Conduct on Leased Premises. Tenant will neither do, nor permit anyone else to do anything on the Leased Premises which might or would (1) interfere with the good order of the Property; (2) interfere with the rights of other tenants of the Property; (3) increase any insurance rates charged Landlord with respect to the Property; or (4) conflict with or invalidate any insurance policy maintained by Landlord for the Property. If the insurance premiums of Landlord are increased due to Tenant's use or occupancy of the Leased Premises, then the amount of such increase will be paid by Tenant to Landlord as Additional Rent as it becomes due, and Landlord will have the same right to collect such amount as Landlord has under this Lease to collect Additional Rent.

     E.        Insurance.

     (a) At its sole cost and expense, Tenant shall maintain in full force and effect during the term of this Lease the following insurance coverages insuring against claims which may arise from or in connection with Tenant's operation and use of the Leased Premises:

     (i) Commercial General Liability with minimum limits of $1,000.000 per occurrence; $3,000,000 general aggregate for bodily injury, personal injury and property damage. If required by Landlord, liquor liability coverage will be included.

     (ii) Workers' Compensation insurance with statutory limits and Employers Liability with a $1,000,000 per accident limit for bodily injury or disease.

     (iii) Automobile Liability covering all owned, non-owned and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.

     (iv)  Property   insurance   against  all  risks  of  loss  to  any  tenant
improvements or betterments and business personal property on a full replacement cost basis with no co-insurance penalty provision.

     (v) Business Interruption Insurance with a limit of liability representing loss of at least approximately six months of income.

     (b)Tenant   shall  deliver  to  Landlord   certificates  of  all  insurance
reflecting evidence of required coverages prior to initial occupancy and annually thereafter.

     (c) If, in the opinion of Landlord's insurance adviser, the amount or scope of such coverage is deemed inadequate, Tenant shall increase such coverage to such reasonable amounts or scope as Landlord's adviser deems adequate.

     (d) All insurance required under Paragraph IV.E. (A) shall be primary and noncontributory, (B) shall provide for severability of interests, (C) shall be issued by insurers licensed to do business in the state in which the Leased Premises are located and which are rated A:VII or better by Best's Key Rating Guide, (D) shall be endorsed to include Landlord, the property manager hired by Landlord in connection with the Property, and such other persons or entities as Landlord may from time to time designate, as additional insureds (Commercial General Liability only), and (E) shall be endorsed to provide at least 30 days prior notification of cancellation or material change in coverage to said additional insureds.

     (e) During the Lease Term, Landlord shall carry a policy of general liability insurance covering occurrences at the Center in a reasonable amount or in such amount as may be required by Landlord's lender, if any, from time to time.

     Landlord and Tenant hereby mutually waive all claims for recovery from the other for any loss or damage to any of Landlord's or Tenant's property insured under valid and collectible insurance policies to the extent of any recovery for loss insured under those policies. The parties agree that a mutual subrogation clause will be included in each insurance policy setting forth that the insurance will not be invalidated in the event that the insured waives in writing, before any loss, any or all right of recovery against the other party for any insured loss.

     F. Liens. Tenant will not do anything, or permit anything to be done, which subjects all or any part of the Leased Premises or Tenant's interest in it to any lien or encumbrance. This includes, but is not limited to, mechanics' or materialmen's liens. If any such lien is filed purporting to be for work or material furnished to Tenant, then Tenant must have such lien discharged or bonded within ten (10) days of its filing.

      G.       Environmental Assurances.

     1. Representations. Tenant represents and warrants to Landlord that, to the best of Tenant's knowledge, neither Tenant nor any affiliate of Tenant has Generated (as defined below) or is Generating Hazardous Substances (as defined below) at, to or from the Leased Premises.

     2. Covenants. Tenant covenants with Landlord:

     (a) that it shall not Generate Hazardous Substances at, to or from the Leased Premises unless the same is specifically approved in advance by Landlord in writing;

     (b) to comply with all obligations imposed by applicable law, and regulations promulgated thereunder, and all other restrictions and regulations upon the Generation of Hazardous Substances (whether or not at, to or from the Leased Premises);

     (c) to deliver promptly to Landlord true and complete copies of all notices received by Tenant from any governmental authority with respect to the Generation by Tenant of Hazardous Substances (whether or not at, to or from the Leased Premises);

     (d) to complete fully, truthfully and promptly any questionnaires sent by Landlord with respect to Tenant's use of the Leased Premises and Generation of Hazardous Substances;

     (e) to permit entry onto the Leased Premises by Landlord or Landlord's representatives at any reasonable time to verify and monitor Tenant's compliance with its representations, warranties and covenants set forth in this Paragraph; and

     (f) to pay to Landlord, as Additional Rent, the costs incurred by Landlord hereunder, including the costs of such monitoring and verification, such routine monitoring costs not to exceed Seven Hundred Dollars ($700.00) in any twelve
(12) month period.

     Notwithstanding anything to the contrary contained in this Paragraph IV.G.2., Tenant may use and store within the Premises such reasonable quantities of consumable Hazardous Materials as are used by Tenant in the ordinary course of its business operations and which are customarily found in first-class offices; provided such reasonable quantities and use do not constitute a danger to health of individuals or a danger to the environment and which are used, stored and disposed of in accordance with all applicable governmental laws, rules and regulations, and this Lease.

     3. Tenant's Indemnification. Tenant agrees to indemnify and defend Landlord and its managers and agents (with legal counsel reasonably acceptable to Landlord) from and against any costs, fees or expenses (including, without limitation, environmental assessment, investigation and environmental remediation expenses, third party claims and environmental impairment expenses and reasonable attorneys' fees and expenses) incurred by Landlord, or its managers or agents, that are not a result of Landlord's or its managers or its agents gross negligence, illegal conduct or malicious conduct as the case may be, in connection with Tenant's Generation of Hazardous Substances at, to or from the Leased Premises or in connection with Tenant's failure to comply with its representations, warranties and covenants set forth in this Paragraph. This indemnification by Tenant will remain in effect after the termination or expiration of this Lease.

     4. Landlord's IndemnificationLandlord agrees to indemnify and defend Tenant (with legal counsel reasonably acceptable to Tenant) from and against any costs, fees or expenses (including without limitation, environmental assessment, investigation, and environmental remediation expenses, third party claims and environmental impairment expenses and reasonable attorney's fees and expenses) incurred by Tenant in connection with any Hazardous Substances contained in, on or about the Leased Premises, the Building, or the common areas of the Property, to the extent such Hazardous Substances was introduced on, in or about the Leased Premises, the Building, or the common areas of the Property by Landlord. This indemnification by Landlord shall remain in effect after the termination or expiration of this Lease.

     5. Definitions. The term "Hazardous Substance" means (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss. 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; (c) any "oil," as defined by the Maryland Environment Code Ann. ss. 4-401(g) as amended from time to time, and regulations promulgated thereunder; (d) any "controlled hazardous substance" or "hazardous substance" as defined by the Maryland Environment Code Ann., ss. 7-201, as amended from time to time, and regulations promulgated thereunder; (e) any "infectious waste" as defined by the Maryland Environment Code Ann. ss. 9-227, as amended from time to time, and regulations promulgated thereunder; (f) any substance the presence of which on the Property is prohibited, regulated or restricted by any local law or regulation or any other law or regulation similar to those set forth in this definition; and (g) any other substance which by law or regulation requires special handling in its Generation. The term "To Generate" means to use, collect, generate, store, transport, treat or dispose of.

       V.         LANDLORD'S RIGHTS AND RESPONSIBILITIES

     A. Access. Landlord or its authorized agent or representative (e.g., a mortgagee, deed of trust holder, etc.) will have the right to enter and examine the Leased Premises at any reasonable hour upon prior notice (which may be verbal or written), or at any time (and without notice) in the event of an emergency.

     B. Building Repairs. Landlord may, but will not be obligated to, make such repairs, alterations or improvements as it or its authorized representatives deem necessary for the safety or preservation of the Building or for any other reasonable purpose. Landlord shall use reasonable efforts not to materially and adversely interfere with Tenant's use of the Leased Premises during such time as Landlord is performing under the preceding sentence. The Rent will not abate while Landlord is exercising any of its rights under this Paragraph V.B.

     C. Performance of Tenant's Responsibilities by Landlord. If Tenant fails to perform or otherwise comply with any covenant or term in this Lease, then Landlord may perform the obligation for Tenant at any time after ten (10) days following Landlord's giving Tenant written notice of such failure. Any performance by Landlord under this Paragraph V.C. will be solely at the option of Landlord, and Landlord's cost will be charged to Tenant. Tenant will pay Landlord all costs (plus interest at a rate of two (2) percentage points above the prime rate as announced by Citibank, N.A. from time to time) incurred by Landlord in performing Tenant's obligations. Such payment by Tenant will be made within ten (10) days of Landlord's delivery to Tenant of a statement for such costs. Landlord's rights provided in this Paragraph V.C. are in addition to any other right Landlord has under this Lease.

     D. Loss, Damage, Injury. Landlord will not be liable or responsible to Tenant, or to any other person or entity, for any damage, injury, destruction or death due to or arising out of any cause whatsoever other than Landlord's willful misconduct or negligence. This limitation of liability will remain in effect after the expiration or termination of this Lease.

     E. Mutual Indemnity. Landlord and Tenant agree that each will indemnify and hold harmless the other, and Landlord's agents and managers, for all losses, damages, liabilities, costs, payments, expenses and fines incurred by one party (the "Indemnitee") as a result of any claim or action (whether or not such claim or action proceeds to final judgment) brought or threatened for any of the following acts or omissions of the other party (the "Indemnitor"), and/or of the Indemnitor's servants, employees, agents, licensees or invitees: (1) any breach, violation and/or nonperformance of any covenant or provision of this Lease applicable to the Indemnitor and/or (2) negligence or any willful misconduct of the Indemnitor. This indemnification will remain in effect after the termination or expiration of this Lease.

      VI.         DAMAGE AND DESTRUCTION

     If during the Lease Term, the Leased Premises or the Building becomes damaged or destroyed in whole or in part by fire, other casualty or any other cause (except condemnation), Tenant will immediately notify Landlord of such event. This Lease will remain in full force and effect, except that the Rent will be abated proportionately to the extent and for the period that all or a portion of the Leased Premises are rendered untenantable.

     If Landlord determines, in its sole discretion, that the damage or destruction to the Leased Premises and/or to the Building is so extensive that repair or restoration is uneconomical, or if Landlord otherwise decides not to repair or restore the Building, then this Lease will terminate on the first day after Landlord gives Tenant written notice of such termination. The Rent then will be adjusted and paid to the date of the damage or destruction. Tenant will immediately vacate and surrender the Leased Premises upon such termination. Tenant, however, will not be released from liability for any damage caused by Tenant or its agents or employees, or released from responsibility for any of its obligations under this Lease for the period before such termination.

     If Landlord decides to repair or restore the Leased Premises and/or the Building, it will do so with reasonable speed, subject to reasonable delays for:
(a) adjusting losses under insurance policies; (b) labor troubles; or (c) any other cause beyond Landlord's reasonable control.

     Notwithstanding the provisions of this Paragraph VI, within sixty (60) days after the date of material destruction of the Leased Premises, Landlord shall obtain from Landlord's architect or contractor an estimate of the time which will be required to repair the Leased Premises. Landlord shall promptly communicate said estimate to Tenant. In the event that said estimate of time exceeds one hundred eighty (180) days from the date of such destruction, then Tenant shall have the right, within ten (10) days after receipt of said estimate, to terminate this Lease without any further liability or obligation on the part of the parties hereto for obligations thereafter accruing, provided that Tenant shall give written notice to Landlord within said ten (10) days and shall not be in breach or default of any covenant or condition by which Tenant is obligated under this Lease.

     VII.         CONDEMNATION

     This Lease will terminate immediately upon: (i) a taking or condemnation of the entire Leased Premises for public purposes; (ii) a partial taking which prevents the Tenant, from being reasonably able to use the remainder of the Leased Premises for the purposes intended by this Lease; or (iii) upon Landlord's conveyance or lease of the Building to any condemning authority in settlement of a threat of condemnation or taking. The Rent will be adjusted to the date of termination due to such taking, leasing or conveyance.

     In the event of a partial taking for which this Lease is not terminated, the Rent will abate in an amount which is proportionate to the area of the Leased Premises so taken, leased or conveyed. Tenant, however, will not have any claim against Landlord, nor any claim for any award from the condemning authority arising out of any such taking, lease, conveyance or condemnation action nor in any way arising out of its leasehold interest in the Leased Premises, but will have the right to pursue a separate claim against the condemning authority for its own loss of business, equipment and moving expenses.

    VIII.         HOLDING OVER

     This Lease is for a specific Lease Term. If Tenant, without Landlord's specific written consent, continues its possession of the Leased Premises after the termination date of this Lease, then all of the following conditions will apply: (i) Tenant will occupy the Leased Premises as a month to month tenant on the terms of this Lease, except that its occupancy will be at two times the Rent payable during the last year of the Lease Term and will be subject to termination on thirty (30) days' prior written notice from Landlord; (ii) Tenant will be liable to Landlord for any damages suffered by Landlord due to such holding over, including the loss of financial benefits from another potential tenant occupying the Leased Premises; and (iii) Tenant will indemnify Landlord for any losses or expenses (including reasonable attorneys' fees) incurred by Landlord in connection with claims or litigation (e.g., due to a delayed commencement date for a new tenant) arising because Tenant held over.

      IX.         DEFAULT

     A. Events of Default. Each of the following constitutes a material breach and a default by Tenant under this Lease, entitling Landlord to all remedies set forth below or existing at law or in equity:

     1. Any of the following legal actions filed by or against Tenant and not bonded or discharged within thirty (30) days of the date of filing: (a) a petition under the Federal Bankruptcy Code (as now or later amended or supplemented) or for reorganization, arrangement or other rehabilitation within the meaning of the Federal Bankruptcy Code; or (b) any action or proceeding for the dissolution or liquidation of Tenant, or for the appointment of a receiver or trustee of the property of Tenant.

     2. Tenant's suspension of business, or any action by Tenant amounting to a business failure.

     3. Tenant's making an assignment for the benefit of creditors.

     4. The filing of a tax lien against any property of Tenant located at or within the Leased Premises.

     5. Tenant's causing or permitting the Leased Premises to be vacant, or its abandoning or ceasing to do business (for the purpose specified in this Lease) actively in the Leased Premises for a period in excess of five (5) days; provided, however, that Tenant's vacating the Leased Premises shall not be deemed an event of default so long as Tenant (i) continues to pay all sums payable by Tenant hereunder when due; (ii) continues to perform all other obligations of Tenant hereunder when the same are required to be performed;
(iii) provides Landlord at least 30 days prior written notice of the date of Tenant's vacating, the reason for Tenant's vacating and Tenant's updated address for notices in Maryland; and (iv) Tenant maintains a temperature of at least 50(degree) Fahrenheit in the Leased Premises at all times during the heating season.

     6. Tenant's failure to pay Rent and/or all or any part of any other sum (including late charges) required by this Lease within five (5) days after Landlord has given Tenant notice that such payment is due; provided, however, that no notice shall be required to be given to Tenant, and Tenant shall be in immediate default, if Landlord has given such notice to Tenant one (1) time in the preceding twelve (12) months.

     7. Tenant's failure to perform any other term, covenant or condition required by this Lease and failure to cure within ten (10) days after Landlord has given Tenant written notice of such failure.

     For purposes of subparagraphs 1, 2, 3 and 4 of this Paragraph IX.A., the term "Tenant" will include any guarantor of Tenant's obligations under this Lease.

     B. Effect of Default. Landlord's rights and remedies under this Lease will be cumulative. None will exclude any other right or remedy available at any time under this Lease or under any law.

     Even if Landlord does not seek Tenant's strict performance of any provision of this Lease, or does not exercise any right it has, Landlord will not be construed as waiving its right to strictly enforce Tenant's performance in the future. Similarly, if Landlord receives Rent with knowledge of Tenant's breach of this Lease, then Landlord will not be construed as having waived such breach.

     There will be no waiver by Landlord of any Lease provision unless expressed in writing and signed by Landlord.

     C. Termination of Lease and Possession of Leased Premises. Upon any default set forth in Paragraph IX.A. above, Landlord may then, or at any later time, without further notice to Tenant, terminate this Lease and Tenant's right to possess the Leased Premises. Landlord may then, with legal due process, take possession of the Leased Premises and remove Tenant or any other occupant, and any property, without relinquishing any other rights Landlord may have against Tenant.

     D. Damages. In the event of any Tenant default set forth in Paragraph IX.A. above, Landlord will be entitled to receive from Tenant as damages, upon demand, all expenses which Landlord incurs as a result of such breach. These damages include, but are not limited to, the expenses (such as real estate brokerage commissions and retrofit costs) of rerenting the Leased Premises, together with court costs and actual attorneys' fees (and their actual expenses) incurred at the standard hourly rates for such attorneys. In addition to the damages set forth in the preceding sentences of this Paragraph IX.D., if Landlord terminates this Lease as set forth in Paragraph IX.C. above, Landlord will also be entitled to either:

     1. Liquidated damages equal to the aggregate amount of Basic Annual Rent and Additional Rent (computed on the basis of the Additional Rent due during the preceding 12 months or, if the Lease Term has been less than a total of 12 months, an annualized amount) due pursuant to this Lease for the unexpired portion of the Lease Term from the date of termination. The amount of such aggregate Rent will be discounted at the discount rate of the Federal Reserve Bank in Washington, D.C. on the date of the computation; or

     2. Damages for each month of the unexpired portion of the Lease Term from the date of termination equal to the sum of (a) the aggregate expenses (other than Additional Rent) paid by Landlord for items which this Lease requires Tenant to pay for each applicable month; plus (b) the amount of the installment of Basic Annual Rent which would have been payable by Tenant if this Lease had not been terminated; plus (c) the monthly average of Additional Rent paid in the Lease Year (or an annualized portion if the Lease Term has been less than a total of 12 months to the date of termination) immediately preceding the default, minus the rents, if any, collected by Landlord for each such month through rerenting or through permitted subleases of the Leased Premises. The damages under this subparagraph D.2. will be due in monthly installments, in advance, on the first day of each calendar month following such termination and will continue until the originally intended expiration of the Lease Term. Landlord's action to collect, or its collection of any damages for one month will not prejudice its rights to bring actions to collect damages for subsequent months.

     An acceptance of surrender of the Leased Premises must be in writing signed by Landlord. Tenant's liability under this Lease will not be terminated by the execution of a lease with a new tenant for the Leased Premises. Landlord may bring separate actions each month to recover damages then due without waiting until the end of the Lease Term to compute the aggregate damages. Landlord will use its reasonable efforts to mitigate its damages hereunder, provided, however, that Landlord shall have no obligation to attempt to relet the Leased Premises ahead of any other then vacant space in the Center.

     E. Landlord's Default. In addition to all other remedies available at law, Tenant shall have the right after providing thirty days written notice to Landlord (which period may be extended for whatever period of time is reasonably required if such default cannot be reasonably cured within thirty days so long as Landlord commences such cure within said thirty day period and thereafter diligently prosecutes such cure until completion), to cure a default of Landlord in which event Landlord shall be liable to Tenant for all reasonable costs and expenses incurred by Tenant in curing such default; provided, however, in no event shall Tenant be entitled to deduct the costs and expenses of curing such default from any amounts payable by Tenant pursuant to the terms of the Lease, including all Basic Annual Rent and Additional Rent.

       X.         LEGAL AND GENERAL PROVISIONS

     A. Assignment/Subletting. No Assignment (as defined below) of this Lease is permitted without the prior written consent of Landlord. The granting or withholding of such consent will be given solely within the discretion of Landlord. Landlord's criteria in determining whether to grant or withhold consent may include, but not be limited to, credit history of a proposed
assignee  or  sublessee,   references  from  prior  landlords,   any  change  or
intensification of use of the Leased Premises or the common areas, and, if Landlord is a Real Estate Investment Trust, any limitations imposed by the Internal Revenue Code (the "Code") and the Regulations promulgated thereunder relating to Real Estate Investment Trusts. If Landlord is a Real Estate
Investment Trust, Tenant shall not: (i) sublet or assign or enter into other arrangements such that the amounts to be paid by the sublessee or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the sublessee or assignee; (ii) sublet the Leased Premises or assign this Lease to any person in which Landlord owns an interest, directly or indirectly [by applying constructive ownership rules set forth in
Section 856(d)(5) of the Code]; or (iii) sublet the Leased Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this
Section X.A. shall apply to any further subleasing by any subtenant.

     The foregoing restriction will include, but not be limited to, the following (all of which will be deemed to be an "Assignment"): (1) any assignment of this Lease or a subletting of the Leased Premises; (2) any permission to a third party to use all or part of the Leased Premises; (3) any mortgage or other encumbrance of this Lease or of the Leased Premises; (4) the appointment of a receiver or trustee of any of the Tenant's property; and (5) any assignment or sale in bankruptcy or insolvency.

     Although an Assignment includes an assignment or sublease or usage of the Leased Premises in whole or in part to or by a parent, subsidiary or affiliate of Tenant (a "Related Party"), Landlord's consent to the subletting of all or a portion of the Leased Premises by a Related Party shall not be required but all other provisions of this Paragraph X. A. shall be applicable to such subletting. Additionally, Landlord's consent to a subletting shall not be unreasonably withheld, delayed or conditioned so long as the proposed sublessee is reputable and creditworthy, in each instance as determined by Landlord in its sole, but reasonable, discretion.

     Even if Landlord consents to an Assignment, Tenant will remain primarily liable under this Lease. Also, Tenant will bear all reasonable legal costs (not to exceed Two Thousand Dollars ($2,000.00) per requested Assignment) incurred by Landlord in connection with Landlord's review of documents concerning an Assignment, whether or not Landlord consents to it. Landlord's consent to a specific Assignment does not waive Landlord's right to withhold consent to any future or additional Assignment. Tenant will give Landlord notice of its intention to make an Assignment at least forty-five (45) days prior to such Assignment, which notice will contain such details as Landlord may reasonably request.

     If the amount of rent and other sums received by Tenant under any Assignment is more than the Rent due from Tenant under this Lease, then Tenant will pay fifty percent (50%) of the net excess to Landlord on a monthly basis and promptly upon Tenant's receipt of such excess amounts.

     If, without Landlord's consent, this Lease is Assigned, or if the Leased Premises are occupied or used by any party other than Tenant, then all resulting expenses (including reasonable attorneys' and brokerage fees) incurred by Landlord will be immediately due and payable by Tenant upon receipt of an invoice. If Tenant defaults, Landlord may collect rent from the assignee, subtenant, occupant or user (the "Assignee") of the Leased Premises and apply it towards the Rent due under this Lease. Such collection will not be deemed an acceptance of the Assignee as tenant, will not waive or prejudice Landlord's right to initiate legal action against Tenant to enforce Tenant's fulfillment of its obligations under this Lease and will not release Tenant from such obligations.

     B. Estoppel Certificates. At any time during the Lease Term, and after seven (7) days' prior written notice from Landlord, Tenant will deliver to Landlord a properly executed and acknowledged document, generally known as an estoppel certificate. Tenant will certify in the estoppel certificate, among other matters, that: (1) this Lease is in full force and effect and if modified, the extent to which it is modified; (2) the dates to which the Rent and other payments have been made; (3) to the best of its knowledge, either Landlord has not breached this Lease or, if Landlord has breached this Lease, the nature of the breach; and (4) any other matter reasonably requested by Landlord or its lenders. This estoppel certificate may be relied upon by any third party. Tenant's failure to deliver such estoppel certificate within said 7-day period shall be deemed a material default by Tenant under this Lease.

     C. Subordination. Tenant accepts this Lease, and the tenancy it creates, subject and subordinate to any ground leases, security interests, mortgages, deeds of trust or other financing arrangements, and/or any extensions, modifications or amendments to them, which are or later will be a lien, or affect or will affect all or any part of the Property. Tenant agrees to execute, on request, any instruments which may be required to subordinate Tenant's interest to such financing arrangement. Notwithstanding the foregoing, Landlord agrees (i) within thirty (30) days after the date of the execution of this Lease, to use reasonable efforts to provide Tenant with a Non-disturbance and Attornment Agreement from Landlord's current lender, which agreement will be reasonably satisfactory to Tenant and Landlord's current lender and (ii) with respect to any future subordination, Landlord shall use its best reasonable efforts to provide to Tenant at the time of the subordination a Non-disturbance and Attornment Agreement in form and content reasonably satisfactory to Tenant and Landlord's then-current lender.

     D. Attornment. Tenant agrees, upon the termination of Landlord's interest in the Leased Premises and upon request, to attorn to the person or entity that holds title to the reversion of the Leased Premises (the "Successor") and to all subsequent Successors. Tenant also will pay to the Successor all rents and other sums required to be paid by Tenant, and perform all of the other covenants, agreements and terms required of Tenant under this Lease.

     E. Landlord's Liability. In the event of any transfer of title to the Property or Building (or an assignment or sublease of either), Landlord will be entirely relieved of all covenants and obligations which arise after such transfer. In such event, Landlord shall transfer any remaining Security Deposit to Landlord's successor-in-interest to the Property or Building.

     Landlord at the time of this Lease's execution is a Maryland limited liability limited partnership. No partner of such limited liability limited partnership, as it may be constituted now or in the future, will have any personal liability to Tenant and/or to anyone claiming under, by or through Tenant. As to Landlord, recourse shall be had only to the extent of Landlord's interest in the Building.

     F. Authority. Tenant warrants to Landlord that Tenant is a corporation organized and validly existing in good standing under the laws of the State of Delaware and qualified to transact business in the State of Maryland. In addition, Tenant warrants to Landlord that this Lease has been properly authorized and executed by Tenant and is binding upon Tenant in accordance with its terms. Tenant's resident agent's name and address in the State of Maryland are The Corporation Trust, 300 E. Lombard Street, Baltimore, MD 21202. Tenant agrees to notify Landlord in writing of any change with respect to its resident agent.

     G. Notices. Except as otherwise provided in this Lease, any requirement for a notice, demand or request under this Lease will be satisfied by a writing (a) hand delivered with receipt; (b) mailed by United States registered or certified mail or Express Mail, return receipt requested, postage prepaid; or (c) sent by Federal Express or any other nationally recognized overnight courier service, and addressed: (i) if to Landlord, c/o Manekin Corporation, 7470 New Technology Way, Suite B, Frederick, Maryland 21703; and to c/o Manekin Corporation, 7165 Columbia Gateway Drive, Columbia, Maryland 21046, Attention: General Counsel, with a copy to Ann Clary Gordon, Esquire c/o Shapiro and Olander, 36 South Charles Street, Baltimore, Maryland 21201; and (ii) if to Tenant, at the Leased Premises, with a copy to Medimunne, Inc., 35 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Chief Financial Officer. All notices that are sent in accordance with this Paragraph X.G. will be deemed received by the other party on the earliest of the following applicable time periods: (a) three business days after being mailed in the aforesaid manner; (b) the date the return receipt is executed; or, (c) the date delivered as documented by the overnight courier service or the hand delivery receipt. All rental payments and other charges payable by Tenant under this Lease will be delivered to Landlord c/o Manekin Corporation, 7165 Columbia Gateway Drive, Columbia, Maryland 21046,
Attention: Accounting Department. Either party may designate a change of address by written notice to the other party.

     H. Severability, Enforceability. If any provision of this Lease, or its application to any person, is found invalid or unenforceable, the remainder of this Lease or its application will not be affected. Each term and provision of this Lease will be valid and enforceable to the fullest extent permitted by law. Notwithstanding any language in this Lease to the contrary, if the Lease Term does not commence on or before January 1, 2010, this Lease will automatically terminate, and neither party will have any further liability to the other.

     I. Captions. All headings contained in this Lease are for convenience only. They are not to be treated as a summary construction of the provisions to which they pertain.

     J. Recordation. If at any time, any lienholder or other party which has a right to require Landlord to do so, requires the recordation of this Lease, Tenant will execute such acknowledgements as may be necessary to effect such recordation. If Landlord requires, or is required, to record this Lease, it will pay all recording fees, transfer taxes and/or documentary stamp taxes payable in connection with the recordation. If Tenant records this Lease, it will make all such payments. Tenant will not record this Lease without Landlord's prior consent.

     K. Successors and Assigns. This Lease and all of its provisions, individually and collectively, will bind and inure to the benefit of Landlord and Tenant, and their respective heirs, distributees, executors, administrators, successors, personal and legal representatives and their permitted assigns.

     L. Commissions. Tenant represents that Tenant has dealt directly with only MANEKIN, LLC and SCHEER PARTNERS, INC. as brokers in connection with this Lease and that, insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commissions in connection with it. Tenant and Landlord will hold harmless and indemnify the other from any costs incurred by the other arising out of any other broker's claim that such other broker has assisted Landlord or Tenant with respect to this Lease.

     M. Quiet Enjoyment. Landlord covenants to Tenant that, so long as Tenant pays the Rent and performs all other obligations imposed on Tenant under this Lease and subject to all matters of record and all mortgages and other financing arrangements, Tenant will peaceably hold and enjoy the Leased Premises throughout the Lease Term without hindrance or impairment from Landlord or those claiming through Landlord.

     N. Force Majeure. In the event that either party to this Lease is delayed, hindered or prevented, by reason of strikes, lock-outs, labor troubles, inability to produce materials, delays in transportation, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, fire or other casualties, acts of God, rain or other weather conditions or any other reason (excluding lack of funds) not reasonably within the control of the party so delayed, hindered or prevented, from performing work or doing any act required under the terms of this Lease, then performance of such act will be excused for the period of the delay, and the period of the performance of any such act will be extended for a period equal to the period of such delay. The occurrence of any event described in this Paragraph X.N. will not operate to excuse Tenant from prompt payments of Rent, Additional Rent or any other payments required by this Lease.

     O. Limited Waiver of Jury Trial. Landlord and Tenant desire a prompt resolution of any litigation between them with respect to this Lease. To that end, Landlord and Tenant waive trial by jury in any action, suit, proceeding and/or counterclaim brought by Landlord against Tenant for any monetary default under this Lease. This waiver is knowingly, intentionally and voluntarily made by the parties. Each party acknowledges that neither the other party nor any person acting on behalf of such other party has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Each party further acknowledges that it has been represented (or has the opportunity to be represented) in the signing of this Lease and the making of this waiver by independent counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel. Each party further acknowledges that it has read and understands the meaning and ramifications of this waiver of jury trial. Landlord acknowledges that Tenant's waiver is solely and specifically limited to an action by Landlord against Tenant resulting from Tenant's monetary default under this Lease and such waiver shall be inapplicable and void in any other proceedings between the parties.

     P. Parking. Throughout the Lease Term, Tenant shall have the non-exclusive use of at least three (3) parking spaces per one thousand (1,000) square feet of Leased Premises (exclusive of handicapped designated spaces), which parking spaces shall be located in the front, sides and rear of the Building. Landlord shall assign up to ten (10) of such parking spaces to Tenant for Tenant's exclusive use, which spaces shall be designated as reserved for Tenant by markings on the pavement. Additionally, Tenant, at its sole cost and expense, shall be permitted to install signage (subject to Landlord's prior written consent as to size, style and content of such signage) in the locations shown on Exhibit A, stating that parking is limited to the visitors and employees of the Building. Following written notice from Tenant, Landlord agrees to take reasonable measures to enforce Tenant's exclusive right to park in designated areas.

     Q. Signage. Tenant shall have the right, at its sole cost and expense, to erect an identification sign on the upper left-hand corner of the front exterior of the Building and on any monument sign erected by Landlord for the Center, subject, however, to Tenant's obtaining the prior written approval of such signs from Landlord, which shall not be unreasonably withheld, conditioned or delayed, and the Bennington Corporate Center Association. Additionally, Tenant's signage must conform with the standards of the City of Gaithersburg and Montgomery County, and be reasonably consistent with all reasonable sign criteria for the Center. Upon completion of the West Watkins Mill Road extension, Tenant shall have the option to relocate its building signage to face West Watkins Mill Road or to add additional signage facing West Watkins Mill Road in a location to be approved by Landlord. All signs shall be installed by a reputable contractor reasonably acceptable to Landlord. Tenant shall hold Landlord harmless from any damage caused to the Building as a result of the installation of such signs. Upon termination of the Lease, it shall be Tenant's obligation, at its sole expense, to remove such signs and to restore the exterior face of the Building to its condition prior to erecting such signs, normal wear and tear excepted. Landlord further agrees, as a member of the Bennington Corporate Center Association, to approve Tenant's request, if any, for directional signage at the entrance to the Center (at the intersection of West Watkins Mill Road and Clopper Road), so long as said signage complies with all applicable codes and ordinances, and is consistent with the standards for signage developed for the Center.

     R.       Miscellaneous.

     1. As used in this Lease, and where the context requires: (a) the masculine will be deemed to include the feminine and neuter and vice-versa; and (b) the singular will be deemed to include the plural and vice-versa.

     2. This Lease is made in the State of Maryland and will be governed in all respects by the laws of the State of Maryland.

     3. Except as otherwise specifically provided in this Lease, no abatement, refund, offset, diminution or reduction of Rent or any other payments will be claimed by or allowed to Tenant, or any person claiming under Tenant (including inconvenience, discomfort, interruption of business or otherwise), because of any present or future governmental laws or ordinances, or because of any other cause or reason whatsoever.

     4. Intentionally Deleted.

     5. All plats, exhibits, riders or other attachments to this Lease are a part of this Lease and are incorporated by reference into this Lease.

     6. THIS LEASE CONTAINS THE ENTIRE AGREEMENT BETWEEN LANDLORD AND TENANT REGARDING THE SUBJECT MATTER OF THIS LEASE. THERE ARE NO PROMISES, AGREEMENTS, CONDITIONS, UNDERTAKINGS, WARRANTIES OR REPRESENTATIONS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, BETWEEN THEM, RELATING TO THIS SUBJECT MATTER, OTHER THAN AS SET FORTH IN THIS LEASE. THIS LEASE IS INTENDED BY LANDLORD AND TENANT TO BE AN INTEGRATION OF ALL PRIOR OR CONTEMPORANEOUS PROMISES, AGREEMENTS, CONDITIONS, NEGOTIATIONS AND UNDERTAKINGS BETWEEN THEM. THIS LEASE MAY NOT BE MODIFIED ORALLY OR IN ANY MANNER OTHER THAN BY AN AGREEMENT IN WRITING SIGNED BY LANDLORD AND TENANT OR THEIR RESPECTIVE SUCCESSORS IN INTEREST. THIS LEASE MAY BE EXECUTED IN COUNTERPARTS, EACH OF WHICH WILL BE AN ORIGINAL, BUT ALL OF WHICH WILL CONSTITUTE ONE AND THE SAME LEASE.

     7. Three (3) riders are attached to this Lease and made a part of it.

     8. Tenant, at its sole cost and expense, and subject to Landlord's approval, shall have the right to seek installation of a telecommunications cabling system between the Leased Premises and Tenant's location at 35 West Watkins Mill Road.


     IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease Agreement under seal as of the date first above written.

                                LANDLORD:

WITNESS:                        MOR BENNINGTON LLLP

                                By:     RA & FM, INC., General Partner



/s/Ingrid C. Hause              By:     /s/Alton D. Fryer(SEAL)
                                         Name: Alton D. Fryer
                                         Title: Vice President


                                 TENANT:

WITNESS/ATTEST:                  MEDIMMUNE, INC.



/s/Mary Carol Gorham             By:     /s/Melvin D. Booth (SEAL)
                                 Name:   Melvin D. Booth
                                 Title:  President
                                         Authorized Officer

STATE OF MARYLAND                   )
                                    ) TO WIT:
COUNTY OF FREDERICK                 )


     I HEREBY CERTIFY that on this 8 day of October , 1999, before me, the subscriber, a Notary Public of the State of Maryland, County of Frederick, personally appeared Alton D. Fryer, Vice President of RA & FM, Inc., general partner of MOR BENNINGTON LLLP, Landlord, and he acknowledged the foregoing Lease Agreement to be the act and deed of such limited liability limited partnership.

         WITNESS my hand and Notarial Seal.



                             By: /s/Betty A. Fandel
                                     Notary
My Commission Expires:  12/1/01



STATE OF MARYLAND                  )
                                   ) TO WIT:
COUNTY OF FREDERICK                )

     I HEREBY CERTIFY that on this 8 day of October, 1999, before me, the subscriber, a Notary Public of the State of Maryland, County of Frederick, personally appeared Melvin D. Booth, the President and COO of MEDIMMUNE, INC., Tenant, and [she] [he] acknowledged the foregoing Lease Agreement to be the act and deed of such corporation.

         WITNESS my hand and Notarial Seal.



                               By: /s/Carol Iorio
                                                            Notary
My Commission Expires:  ____________

                                  RIDER NO. 1

                              RIGHT OF FIRST OFFER

     Tenant shall have the right of first offer (the "First Offer") to lease space (the "Expansion Space") in the Building and in the building located at 65 West Watkins Mills Road, at a Basic Annual Rent equal to the price per square foot which Landlord would offer to a bona fide prospective tenant of the Expansion Space.

     Said rent shall be payable in equal monthly installments (and fractions thereof), at the times and subject to the terms and conditions as provided with respect to, and in addition to, the monthly installments of the Basic Annual Rent as set forth in Paragraph III.B. of this Lease.

     Tenant's exercise of its First Offer shall be effective only upon written notification by Tenant to Landlord thereof (the "Notice"). Such notification must be given to Landlord before the close of business on the second full business day after Tenant's receipt of Landlord's written notification to Tenant of the availability of the Expansion Space and the terms on which Landlord intends to offer the Expansion Space for rental (the "Offer"). An Offer does not include the exercise by another tenant of its right of refusal or expansion.

     In the event Tenant fails to so notify Landlord within said two business day period, Landlord shall be free to offer said Expansion Space to third parties and Tenant shall have no further rights in such space.

     This First Offer is personal to Tenant and shall not be separated from the Lease or transferred by Tenant independently of the leasehold interest without the prior written consent of Landlord.

     Notwithstanding any other provision hereof, the following provisions shall apply to the First Offer and to Tenant's lease, if any, of the Expansion Space:

     (i) Tenant shall not be entitled to exercise the rights accorded to Tenant in the first paragraph, unless at the date of such exercise or at the date on which Tenant's lease, if any, of the Expansion Space becomes effective, Tenant is in possession of the Leased Premises and Tenant is not in default in the payment of any sums due hereunder or any other obligation imposed upon Tenant by the Lease;

     (ii) Tenant shall have the right to lease and occupy the Expansion Space commencing on the date set forth in Landlord's Offer (the "Expansion Space Commencement Date"), and terminating on the later of (x) the date set forth in the Offer, or (y) the termination of the Lease Term, on the same terms, conditions, and provisions as are in this Lease set forth, except to the extent modified by the Offer, with the same force and effect as though this Lease had originally provided for the rental of the Leased Premises and the Expansion Space;

     (iii) The Expansion Space shall be delivered to Tenant in the condition set forth in the Offer;

     (iv) The Lease shall be amended, as may be appropriate, to reflect the leasing of the Expansion Space.

     (v) This First Offer right is subordinate to any previously granted rights of any tenant of the Building and/or any tenant of 65 West Watkins Mill Road, including, without limitation, renewal rights, expansion rights, rights of refusal and rights of offer including, specifically, the rights granted to HT Medical Systems, Inc. and Genvec, Inc., or Landlord's agreement to allow any existing tenant of the Expansion Space to extend its Lease thereof, whether or not such right exists currently.

     Time is of the essence with respect to Tenant's exercise of its rights under this Rider and Tenant acknowledges that Landlord requires strict adherence to the requirement that the Notice be timely made and in writing.

                                   RIDER NO. 2

                                 RENEWAL OPTION


     Provided that (a) this Lease is then in full force and effect, (b) Tenant is not in monetary default beyond any applicable grace period on the date Tenant elects to renew and on the date the Renewal Term commences, and (c) Tenant is in occupancy of at least fifty percent (50%) of the Leased Premises on the date Tenant elects to renew and on the date the Renewal Term commences, Tenant shall have the right to renew this Lease for one (1) renewal term (the "Renewal Term") of five (5) years immediately following the expiration of the initial Lease Term, on the same terms, conditions, and provisions as are set forth in this Lease, with the same force and effect as though this Lease had originally provided for a an approximately twelve (12) year term, save that:

     (i) There shall be no further right of renewal, after the Renewal Term.

     (ii) Tenant's renewal may be of all or any portion of the Leased Premises (but in no event less than fifty percent (50%) of the original Leased Premises); provided, however, that if Tenant elects to exercise its renewal option with respect to less than the entire Leased Premises, then in Tenant's renewal notice to Landlord, Tenant shall notify Landlord of the square footage of the Leased Premises with respect to which the renewal option is being exercised (which area is referred to herein as the "Decreased Leased Premises"), and prior to the date the Renewal Term commences, Landlord will determine the precise location within the original Lease Premises that the Decreased Leased Premises will be located. Landlord, at Tenant's sole cost and expense, on or about the date the Renewal
Term commences, will construct a demising wall or walls for purposes of separating the Decreased Leased Premises from the balance of the original Leased Premises.

     (iii) Beginning with and as of the first day of the Renewal Term, the Basic Annual rent and each monthly installment thereof payable during such Renewal Term shall be increased such that it equals ninety-five percent (95%) of the then-current market rent (as determined below); provided, however, that in no event shall the Basic Annual Rent for the Renewal Term be less than ninety percent (90%) of the Basic Annual Rent in effect during the immediately preceding Lease Year; and provided further, that the Basic Annual Rent will increase by three percent (3%) per annum compounded annually, for each year of the Renewal Term.

     (iv) Market rent for the Leased Premises shall be determined by mutual agreement of Landlord and Tenant. If Landlord and Tenant are unable to agree within thirty (30) days after Tenant's exercise of its renewal option, then it shall be determined as follows:

     (1) Within fifteen (15) days after the expiration of said thirty (30) day period, Landlord and Tenant shall give written notice to the other that each, at its own expense, has hired and appointed as a broker a disinterested person of recognized competence and professional experience as a commercial real estate broker of comparable commercial and industrial real estate in the Baltimore-Washington Metropolitan Area. The two (2) brokers thus appointed shall appoint a third broker who shall also be a disinterested person of recognized competence and professional experience as a commercial real estate broker of comparable commercial and industrial real estate in the Baltimore-Washington Metropolitan Area (the "Broker"), the cost of which shall be split equally between Landlord and Tenant. In the event that the two (2) brokers appointed as aforesaid shall be unable to agree, within fifteen (15) days after their own appointment, on the appointment of the Broker, then Tenant shall choose three brokers from whom Landlord shall choose one who shall serve as the third broker. Landlord shall notify Tenant of the selection of the third broker within ten
(10) days of Tenant's notice to Landlord of the three brokers from which Landlord is to choose. The Broker shall as promptly as possible, but in no event more than thirty (30) days after the date of his selection, determine the market rent for the Leased Premises. Landlord and Tenant shall each be entitled to present evidence and argument to the Broker. A decision by the Broker shall be conclusive and binding on the parties hereto as to the market rent to be utilized in the exercise of this purchase option.

     (2) After the market rent has been determined, the Broker shall immediately give written notice to the parties hereto stating his determination, and shall furnish to each party hereto a copy of such determination signed by him.

     (3) The market rent shall be based upon the rental rates charged at buildings comparable to the Building which are located within five (5) miles of the Building, and shall further take into account the size of the Leased Premises (or Decreased Leased Premises, as the case may be), the length of the Renewal Term, the creditworthiness of Tenant, whether or not any tenant improvements are included, and other similar relevant factors.

     Tenant shall be deemed to have waived the right to exercise this renewal option unless, at least nine (9) months prior to the date on which the initial Lease Term expires, Tenant shall have notified Landlord in writing of Tenant's election to renew (the "Renewal Notice"). Time is of the essence with respect to Tenant's exercise of its rights under this Rider No. 2, and Tenant acknowledges that Landlord requires strict adherence to the requirement that the Renewal Notice be timely made and in writing.

                                   RIDER NO. 3

                                   ROOF RIGHTS


     So long as this Lease is in full force and effect and Tenant is not in default, beyond any applicable cure periods, of any obligation on its part to be performed hereunder, Tenant shall have the non-exclusive right, with Landlord's consent, not to be unreasonably withheld, conditioned or delayed, from time to time, at its expense, to erect mechanical equipment on the roof of and adjacent to the Building (the "Equipment") so long as the same do not negatively impact the aesthetics or functional integrity of the Building in Landlord's reasonable opinion, and subject to the terms and conditions set forth below:

     (i) The location of the Equipment shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld. Tenant shall make every effort to place the Equipment on the roof within the boundaries of the existing roof screen and shall screen any ground equipment with landscaping acceptable to Landlord.

     (ii) The installation of the Equipment on the roof shall not in any way void the roof warranty, and Tenant shall indemnify Landlord from same. Any penetration of the roof surface in connection with the installation of the Roof Equipment shall be performed by a reputable certified roofer acceptable to Landlord.

     (iii) Tenant, for itself, its employees, and approved contractors, shall have access to the roof to install, service, operate, and maintain the Equipment, subject to the reasonable rules and regulations of Landlord promulgated from time to time.

     (iv) Upon the expiration or termination of the Lease, Tenant shall remove the Equipment and repair any damage caused by said removal and leave the subject areas in the same order and repair as when received by Tenant, reasonable wear and tear excepted. Tenant covenants to pay to Landlord within ten (10) days of written notice, the cost of repairing any damage to the Building resulting from the operation or maintenance of the Equipment.

     (v) Tenant shall maintain the Equipment in accordance with customary engineering standards and in conformity with any requirements of the Federal Communications Commission and with the requirements of all other public authorities having jurisdiction over Tenant or the Leased Premises.

     (vi) Tenant, at its expense, must obtain all necessary zoning and government approvals, as well as approvals required by any business park covenants. The Equipment must be limited to Tenant's business and Tenant shall not license the subject area to others.

     (vii) Tenant's use and installation of the Equipment shall not interfere with the rights of any other tenant of the Building or business park in which the Building is located.

     (viii) The rights granted to Tenant pursuant to this Rider No. 3 are personal to Tenant and may not be assigned.

                               MOR BENNINGTON LLLP
                       LEASE AGREEMENT FOR MEDIMMUNE, INC.
                            55 West Watkins Mill Road

                                TABLE OF CONTENTS

Paragraph                                                                                                  Page No.

I.       LEASED PREMISES..........................................................................................1

         A.       Location of Leased Premises.....................................................................1

         B.       Construction of the Leased Premises.............................................................1

         C.       Performance.....................................................................................2

         D.       Landlord's Warranty.............................................................................2


II.      LEASE TERM...............................................................................................3

         A.       Lease Term......................................................................................3

         B.       Possession......................................................................................3

         C.       Lease Year......................................................................................4

         D.       Acceptance of Leased Premises...................................................................4


III.     RENT AND FINANCIAL MATTERS...............................................................................4

         A.       First Month's Rent..............................................................................4

         B.       Rental Payments.................................................................................4

         C.       Rent Adjustments................................................................................5

                  1.       Definitions............................................................................5

                  2.       Rent Adjustment--Common Area Expenses and Taxes........................................8

                  3.       Summary of Payments....................................................................9

                  4.       Utilities.............................................................................10


IV.      CONDITIONS OF TENANT'S OCCUPANCY AND POSSESSION.........................................................10

         A.       Use Restrictions and Rules.....................................................................10

         B.       Improvements by Tenant.........................................................................11

         C.       Maintenance....................................................................................11

         D.       Conduct on Leased Premises.....................................................................12

         E.       Insurance......................................................................................12

         F.       Liens..........................................................................................13

         G.       Environmental Assurances.......................................................................13

                  1.       Representations.......................................................................13

                  2.       Covenants.............................................................................14

                  3.       Tenant's Indemnification..............................................................14

                  4.       Landlord's Indemnification............................................................14

                  5.       Definitions...........................................................................15


V.       LANDLORD'S RIGHTS AND RESPONSIBILITIES..................................................................15

         A.       Access.........................................................................................15

         B.       Building Repairs...............................................................................15

         C.       Performance of Tenant's Responsibilities by Landlord...........................................15

         D.       Loss, Damage, Injury...........................................................................16

         E.       Mutual Indemnity...............................................................................16


VI.      DAMAGE AND DESTRUCTION..................................................................................16


VII.     CONDEMNATION............................................................................................17


VIII.    HOLDING OVER............................................................................................17


IX.      DEFAULT.................................................................................................17

         A.       Events of Default..............................................................................17

         B.       Effect of Default..............................................................................18

         C.       Termination of Lease and Possession of Leased Premises.........................................18

         D.       Damages........................................................................................18

         E.       Landlord's Default.............................................................................19


X.       LEGAL AND GENERAL PROVISIONS............................................................................19

         A.       Assignment/Subletting..........................................................................19

         B.       Estoppel Certificates..........................................................................21

         C.       Subordination..................................................................................21

         D.       Attornment.....................................................................................21

         E.       Landlord's Liability...........................................................................21

         F.       Authority......................................................................................22

         G.       Notices........................................................................................22

         H.       Severability, Enforceability...................................................................22

         I.       Captions.......................................................................................22

         J.       Recordation....................................................................................22

         K.       Successors and Assigns.........................................................................22

         L.       Commissions....................................................................................23

         M.       Quiet Enjoyment................................................................................23

         N.       Force Majeure..................................................................................23

         O.       Limited Waiver of Jury Trial...................................................................23

         P.       Parking........................................................................................23

         Q.       Signage........................................................................................24

         R.       Miscellaneous..................................................................................24


RIDER NO. 1 - RIGHT OF FIRST OFFER...............................................................................27


RIDER NO. 2 - RENEWAL OPTION.....................................................................................29


RIDER NO. 3 - ROOF RIGHTS.........................................................................................31
